Exhibit 99.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. REDACTED MATERIAL IS MARKED WITH A [*].

Dated the 9th day of July 2025

Lap Sun Wong

and

Fame Overseas Supply Chain Limited

and

Profit Seeker Limited

and

HongKong Profit Fields Group Limited

and

Pacific Health Century International Group Limited

(as Sellers)

and

TUTU Business Services Limited

(as Purchaser)

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made on this 9th day of July 2025

BY AND BETWEEN

(1)	Lap Sun Wong (also known as Wong Lap Sun), holder of HKID No. [*], of Room A, 52/F, Residence Oasis, 15 Pui Shing Road, Hang Hau, New Territories, Hong Kong (“Mr. Wong”);

(2)	Fame Overseas Supply Chain Limited, a company incorporated in the British Virgin Islands with registered office at Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands (“Fame Overseas”);

(3)	Profit Seeker Limited, a company incorporated in the British Virgin Islands with registered office at Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands (“Profit Seeker”);

(4)	HongKong Profit Fields Group Limited, a company incorporated in Hong Kong with its registered address at Building A7, Guangsha Road, Fuyong Town, Bao'an District, Shenzhen City, Guangdong Province, China (“HK Profit Fields”);

(5)	Pacific Health Century International Group Limited, a company incorporated in the British Virgin Islands with registered office at 3rd Floor, Omar Hodge Building, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“Pacific Health” and together with Mr. Wong, Fame Overseas, Profit Seeker and HK Profit Field, the “Sellers” and each a “Seller”); and

(6)	TUTU Business Services Limited, a company incorporated in the British Virgin Islands, with its registered address at Intershore Chambers, Road Town, Tortola, British Virgin Islands (the “Purchaser”).

The Sellers and the Purchaser shall hereinafter be collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS

(A)	Hong Kong Pharma Digital Technology Holdings Limited, an exempted company incorporated in the Cayman Islands (the “Company”), whose shares are listed on Nasdaq. As of the date of this Agreement, the Company has an aggregate of 11,000,000 ordinary shares, par value $0.001 per share, in issue and outstanding. Further particulars of the Company are set out in Schedule I.

(B)	As of the date of this Agreement, the Sellers are the registered holders of shares in the Company, with Fame Overseas holding 4,448,520 ordinary shares, representing approximately 40.44% of the total issued and outstanding shares of the Company, Profit Seeker holding 190,020 ordinary shares, representing approximately 1.73% of the total issued and outstanding shares of the Company, Mr. Wong holding 1,606,421 ordinary shares, representing approximately 14.60% of the total issued and outstanding shares of the Company, HK Profit Field holding 470,242 ordinary shares, representing approximately 4.27% of the total issued and outstanding shares of the Company, and Pacific Health holding 617,850 ordinary shares, representing approximately 5.62% of the total issued and outstanding shares of the Company of the total issued and outstanding shares of the Company.

(C)	The Sellers have agreed to sell, and the Purchaser has agreed to purchase, an aggregate of 7,150,000 ordinary shares, representing approximately 65% of the total issued and outstanding shares of the Company (the “Sale Shares”) upon the terms and subject to the conditions set forth in this Agreement.

(D)	The Parties entered into a letter of intent dated May 15, 2025 (the “LOI”), pursuant to which the Purchaser paid an initial deposit of HK$[*] as part payment of the Purchase Price, which is being held in escrow as of the date of this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Sellers and the Purchaser agree as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals and the Schedules), the following expressions have the following meanings unless the context requires otherwise:

“Affiliate”	means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise;

“Agreement”	means this agreement, and all schedules hereto;

“Applicable Laws”	means any constitutions, enactments, ordinances, regulations, orders, notices, judgments, common law, treaties and any other legislations or laws of any relevant jurisdictions;

“Board”	means the board of directors of the Company from time to time;

“Business Day”	means a day other than a Saturday, Sunday or public or statutory holiday in Hong Kong and any day on which a tropical cyclone warning No. 8 or above is hoisted or remains hoisted between 9:00 a.m. and 12:00 noon and is not lowered at or before 12:00 noon or on which a “black” rainstorm warning signal is hoisted or remains in effect between 9:00 a.m. and 12:00 noon and is not discontinued at or before 12:00 noon) on which licenced banks in Hong Kong are generally open for business in Hong Kong throughout their normal business hours;

“Claim”	means, whether or not it is judicial in nature, any assessment, notice, demand, order or other document issued or action taken from which it appears that any person (including corporate) is liable or is sought to be made liable for any payment or obligation or to be deprived of any rights which would, but for the Claim, have been available;

“Companies Ordinance”	means the Companies Ordinance (Cap. 622 of the Laws of Hong Kong), as amended, supplemented and otherwise modified from time to time;

“Completion”	has the meaning given to it in Clause 5.1

“Completion Date”	has the meaning given to it in Clause 5.1

“Completion Payment”	means the payment described in Clause 3.2(c);

“Conditions”	has the meaning given to it in Clause 4.1

“Disclosed”	in respect of the Sellers’ Warranties, disclosed in a full, fair and specific manner in this Agreement, the Published Documents, with sufficient details in all material respects for a reasonable purchaser to make an informed and accurate assessment of the nature, scope and impact of the matters disclosed;

“Encumbrance”	means a mortgage, Claim, charge, pledge, lien, hypothecation, guarantee, right of set-off, trust, assignment, right of first refusal, right of pre-emption, option, restriction or other encumbrance or any legal or equitable third party right or interest including any security interest of any kind or any type of preferential arrangement (or any like agreement or arrangement creating any of the same or having similar effect) that restricts transfer or other exercise of any attributes of ownership but excluding any restriction arising under US securities laws (including, for the avoidance of doubt, Rule 144 under the Securities Act);

“Escrow Agent”	means CFN Lawyers, who shall act in accordance with the terms of the escrow agreement to be entered into between the Parties and the Escrow Agent on or before the date of this Agreement (the “Escrow Agreement”);

“Escrowed Documents”	means the Sellers’ duly executed counterparts of (i) the instruments of transfer for all of the Sale Shares, including the transfer instruction forms required by the Company’s transfer agent; (ii) the bought and sold notes; (iii) any board or shareholder resolutions (if applicable) approving the sale and purchase of the Sale Shares and the execution of the Transaction Documents by the Sellers and (iv) any documents as agreed in writing between the Sellers and Purchaser explicitly to be included as Escrowed Documents subsequent to the date of this Agreement;

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended;

“Group”	means the Company and its Subsidiaries, and the “Group Company” shall mean any one of them;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$”	means Hong Kong Dollars, the lawful currency of Hong Kong;

“Initial Escrow Amount”	has the meaning given to it in Clause 3.2;

“LOI”	has the meaning given to it in the Recitals;

“Long Stop Date”	has the meaning given to it in Clause 4.2;

“Material Adverse Effect”	means any change including without limitation any ongoing, pending or threatened legal proceedings or any Applicable Laws in the region or sector, which, individually or in the aggregate, is reasonably likely to have a material and adverse effect on the financial or trading position, results of operations, profitability, shareholders’ equity and business of the Group;

“Nasdaq”	means The Nasdaq Stock Market LLC;

“ordinary course of business”	means an action taken by the Company in the ordinary course of business which is consistent with the past practices of the Company;

“Parties”	the parties to this Agreement;

“Published Documents”	all documents, including announcements, circulars, annual and interim reports made by or on behalf of the Company published on EDGAR;

“Purchase Price”	has the meaning ascribed to it under Clause 3.1;

“Purchaser’s Warranties”	means the warranties and representations made by the Purchaser in Clause 8 and “Purchaser’s Warranty” means any one of them;

“Sale Shares”	has the meaning given to it in the Recitals;

“SEC”	means the United States Securities and Exchange Commission;

“Second Payment”	means the payment described in Clause 3.2(b);

“Securities Act”	means the United States Securities Act of 1933, as amended;

“Securities Laws”	means the securities Laws of United States and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Sellers’ Warranties”	means the warranties and representations made by the Sellers in Clause 7 and Schedule II and “Sellers’ Warranty” means any one of them;

“Share(s)”	means ordinary share(s) in the share capital of the Company from time to time;

“Shareholder(s)”	means the holder(s) of Shares in the Company from time to time;

“Subsidiary(ies)”	means the subsidiaries of the Company (Further particulars of the Subsidiaries are set out in Schedule I);

“Tax“ or “Taxation“	(1) any form of tax whenever created or imposed and whether of Hong Kong or elsewhere, payable to or imposed by any taxation authority and includes, without limitation, profits tax, provisional profits tax, interest tax, salaries tax, property tax, land appreciation tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax and other similar liabilities or contributions and any other taxes, levies, duties, charges, imposts, social security contributions, rates or withholdings similar to, corresponding with, or replacing or replaced by any of the foregoing and including an amount equal to any deprivation of any relief from taxation; and (2) all charges, interests, penalties and fines, incidental or relating to any Taxation falling within (1) above;

“Transaction Documents”	means this Agreement, the Escrow Agreement, the Escrowed Documents, and all exhibits and schedules thereto and hereto and any ancillary documents required to be delivered at or before the Completion;

“USD” or “US$”	means United States dollars, the lawful currency of the United States of America.

“%”	per cent.

1.2	In this Agreement, unless the context requires otherwise, any reference:

(a)	to a Clause or Schedule is a reference to the Clause of or the Schedule to this Agreement;

(b)	to this Agreement, any other document, or any provision of this Agreement or that document is a reference to this Agreement, that document or that provision as in force for the time being or from time to time amended in accordance with the terms of this Agreement or that document;

(c)	to a person includes an individual, a body corporate, a partnership, any other unincorporated body or association of persons and any state or state agency;

(d)	to a time of day is a reference to the time in Hong Kong, unless expressly indicated otherwise;

(e)	to an enactment includes that enactment as it may be amended, replaced or re-enacted at any time, whether before or after the date of this Agreement, and any subordinate legislation made under it;

(f)	to a “subsidiary” or “holding company” shall have the same meanings given to those expressions respectively by sections 13 and 15 of the Companies Ordinance;

(g)	to an “agreement” includes any document or deed, an arrangement and any other kind of commitment;

(h)	to a “right“ includes a power, a remedy and discretion;

(i)	to an “authorisation” includes a licence, filing, registration, exemption and notarisation;

(j)	to a “Party” or “Parties” is a party or the parties to this Agreement, and shall including any successor, permitted assignee and delegate of such Party(ies); and

(k)	to any document expressed to be “in the agreed form” means a document approved by the Parties and, if not entered into contemporaneously with this Agreement, initialled by or on behalf of the Parties for the purpose of identification.

1.3	In this Agreement, unless the context requires otherwise:

(a)	words importing the plural include the singular and vice versa;

(b)	words importing a gender include every gender; and

(c)	the words “other”, “including” and “in particular” do not limit the generality of any preceding words and are not to be construed as being limited to the same class as the preceding words where a wider construction is possible.

1.4	Headings are for convenience only and shall not affect the interpretation of this Agreement.

1.5	This Agreement includes its Schedules, and any reference to a paragraph is a reference to the paragraph of the relevant Schedule.

2.	SALE AND PURCHASE OF SALE SHARES

2.1	Subject to the terms and conditions of this Agreement, each Seller agrees to sell to the Purchaser, and the Purchaser agrees to accept and purchase, the following number of Sale Shares free from all Encumbrances together with all rights now and hereafter attaching or accruing to such Sale Shares, including but not limited to all dividends paid, declared or made in respect thereof at any time on or after the Completion Date:

(a)	1,587,953 shares (approximately 14.44% of the Company) from Mr. Wong;

(b)	4,448,520 shares (approximately 40.44% of the Company) from Fame Overseas;

(c)	190,020 shares (approximately 1.73% of the Company) from Profit Seeker;

(d)	305,657 shares (approximately 2.78% of the Company) from HK Profit Fields; and

(e)	617,850 shares (approximately 5.62% of the Company) from Pacific Health.

2.2	The Purchaser shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares are completed simultaneously.

2.3	The Parties acknowledge that, as of the date of this Agreement, the Sale Shares are “restricted securities” as defined in Rule 144 under the Securities Act and subject to resale restrictions during the period set forth in Rule 144.

3.	PURCHASE PRICE

13.1	The total purchase price payable by the Purchaser to the Sellers for the Sale Shares shall be HK$53,820,000 (equivalent to approximately US$6,900,000 as of the date hereof) (the “Purchase Price”).

3.2	Subject to and in accordance with this Agreement, the Purchase Price shall be paid by the Purchaser to the Sellers as follows:

(a)	HK$[*] (the “Initial Escrow Amount”), which has already been paid by the Purchaser by banker’s cheque issued in favour of the Escrow Agent pursuant to the LOI and shall be released to the Sellers upon delivery of the Escrowed Documents in accordance with Clause 3.5;

(b)	HK$[*] (the “Second Payment”), to be deposited by the Purchaser with the Escrow Agent within three (3) Business Days after the date of this Agreement (the “Second Payment Date”) and released to the Sellers upon delivery of the Escrowed Documents in accordance with Clause 3.5; and

(c)	HK$[*] (the “Completion Payment”), to be deposited in full with the Escrow Agent on within forty-five (45) Business Days after the Escrowed Documents Delivery Date (as defined below) or such later date as the Parties may agree in writing (the “Completion Payment Date), of which:-

(i)	HK$[*] shall be released to the Sellers on the Completion Date; and

(ii)	HK$[*] (the “Escrowed Balance”) shall be retained in escrow and released to the Sellers upon the Company’s filing of its annual report on Form 20-F for the fiscal year ending 31 March 2026, unless otherwise agreed in writing by the Parties.

3.3	All payments to the Escrow Agent pursuant to this Agreement shall be made by banker’s cheque issued by a licensed bank in Hong Kong in favour of the Escrow Agent. For the avoidance of doubt, the Escrow Agent shall act solely in accordance with the instructions and procedures set out in the Escrow Agreement.

3.4	If the Purchaser fails to deposit the Second Payment by the Second Payment Date in accordance with Clause 3.2(b), the Initial Escrow Amount shall be automatically forfeited and released to the Sellers, and this Agreement shall automatically terminate without further action by any Party.

3.5	The Sellers shall deliver the Escrowed Documents to the Escrow Agent within seven (7) Business Days after the Second Payment Date (the “Escrowed Documents Delivery Date”). Upon such delivery, the Initial Escrow Amount and Second Payment shall become immediately non-refundable and shall be released to the Sellers upon the Escrow Agent notifying the Purchaser of receipt of the Escrowed Documents, except in the event that Completion does not occur due solely to the Sale Shares not being free from Encumbrances in breach of Clause 4.1(b), in which case the Sellers shall refund the Initial Escrow Amount and the Second Payment to the Purchaser without interest. If the Sellers fail to deliver the Escrowed Documents on the Escrowed Documents Delivery Date, the Initial Escrow Amount and the Second Payment shall be refunded to the Purchaser without interest, and this Agreement shall automatically terminate without further action by any Party. For the avoidance of doubt, the Purchaser may instruct the release of the Escrowed Documents only after it has paid the Completion Payment in full in accordance with Clause 3.2(c).

3.6	If the Purchaser fails to pay the Completion Payment in accordance with Clause 3.2(c) by the Completion Payment Date in accordance with Clause 3.2(c), such failure shall constitute a material breach of this Agreement. In such event, the Purchaser shall promptly instruct the Escrow Agent in writing to release the Escrowed Documents to the Sellers, and the Sellers shall be entitled to pursue all remedies available under this Agreement and applicable law, including claims for the unpaid amount, damages, or specific performance

3.7	Payment of the Purchase Price in full in accordance with this Clause 3 shall constitute full and final discharge of the Purchaser’s payment obligations under this Agreement. For the avoidance of doubt, nothing in this Clause shall prejudice any accrued rights or termination rights arising prior to such full payment, nor shall it affect any provisions that survive termination or Completion.

4.	CONDITIONS

4.1	The Completion of the sale and purchase of the Sale Shares is conditional upon the satisfaction or waiver of the following conditions (the “Conditions”):

(a)	all required regulatory approvals, consents and authorizations (if any) for the transactions contemplated by the Transaction Documents having been obtained, and all required filings or registrations with any governmental authority having been made;

(b)	the Sale Shares are free from all Encumbrances;

(c)	all Sellers’ Warranties remaining true, accurate and complete in all material respects and not misleading in any material respect as at the date of this Agreement and the Completion Date by reference to the facts and circumstances subsisting as at the date of this Agreement and the Completion Date respectively;

(d)	all corporate and other proceedings required to be taken by the Sellers and the Purchaser in connection with the transactions contemplated by this Agreement shall have been completed;

(e)	the Purchaser having deposited Second Payment with the Escrow Agent in accordance with Clause 3.2(b);

(f)	the Sellers having delivered the Escrowed Documents to the Escrow Agent in accordance with Clause 3.5; and

(g)	the Company’s transfer agent’s written acknowledgment that the Escrowed Documents represent all documents required to be delivered to the transfer agent to effectuate the transfer of all the Sale Shares.

4.2	The Parties shall use their respective reasonable endeavors to procure the satisfaction of the Conditions set out in Clause 4.1 as soon as possible and, in any event, by no later than the Completion Payment Date (the “Long Stop Date”), or such later date as the Parties may agree in writing.

4.3	Any Party becoming aware of the satisfaction or potential failure of any Condition shall promptly notify the other Parties.

4.4	From the date of this Agreement until the earlier of Completion or the termination of this Agreement, and except as expressly provided herein or otherwise agreed in writing by the Purchaser (such consent not to be unreasonably withheld or delayed), the Sellers shall cause the Company to:

(a)	conduct its business in the ordinary and usual course consistent with past practice and maintain its business organizations and existing relationships and goodwill with customers, suppliers, creditors, lessors, employees and business associates in all material respect;

(b)	maintain its books of account and records consistent with its past practice in all material respects;

(c)	not (i) amend its organizational documents other than amendments which are ministerial in nature; (ii) split, combine or reclassify its outstanding share capital; or (iii) repurchase, redeem or otherwise acquire any shares of its share capital or any securities convertible into or exchangeable or exercisable for any shares of its share capital;

(d)	not declare or pay any dividends on or make other distributions in respect of any of its share capital;

(e)	with respect to any present or former, director, officer or employee of the Company, not (i) enter into any employment or severance agreements or arrangements (except as may be required by the terms of any employment agreements existing on the date hereof or by applicable Laws), (ii) increase compensation or benefits (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice), (iii) loan or advance any money or other property;

(f)	not issue, sell, or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its share capital;

(g)	not incur additional indebtedness other than as a result of its ordinary course of business;

(h)	not sell, assign, lease, license, allow to expire or lapse, encumber or otherwise dispose of any material properties and assets, except inventory or de minimis items in its ordinary course of business;

(i)	not late in making any filings as may be required to be made by the Company in accordance with the Securities Laws and the rule of Nasdaq; and

(j)	not suffer any Material Adverse Effect.

5.	COMPLETION

5.1	Subject to the satisfaction or waiver of all the Conditions set out in Clause 4.1, completion of the sale and purchase of the Sale Shares (“Completion”) shall take place at the offices of the Escrow Agent on the Completion Payment Date, or at such other date, place or time as the Parties may agree in writing (the “Completion Date”).

5.2	At Completion, subject to the Purchaser performing its obligations under this Clause 5.2(b) and the Sellers performing their obligations under this Clause 5.2(a), each Seller shall be deemed to have sold and transferred all of its right, title and interest in and to the Sale Shares to the Purchaser:

(a)	the Sellers shall deliver or cause to be delivered to the Purchaser:

(i)	such other documents as may be reasonably required to effect the transfer of the Sale Shares to the Purchaser which were not included in the Escrowed Documents; and

(ii)	the Company’s CCC and CIK codes for the filing of submissions with the SEC on the Electronic Data Gathering, Analysis, and Retrieval System.

(b)	The Purchaser shall:

(i)	pay the Completion Payment in accordance with the provisions of Clauses 3.2(c) and 3.3 and, upon such payment, promptly instruct the Escrow Agent in writing to release the Escrowed Documents to the Purchaser in accordance with the Escrow Agreement; and

(ii)	deliver or cause to be delivered to the Sellers:

(a)	a certified copy of the resolutions of the board of directors and shareholders (if required) of the Purchaser approving the purchase of the Sale Shares and the execution of the Transaction Documents; and

(b)	any documents necessary for the purpose of effecting the transactions contemplated hereunder.

5.3	Within three (3) Business Days following Completion, or such later date as the Parties may agree in writing, each of the Sellers shall use its best efforts to procure that the Purchaser receives:

(i)	a book entry statement of account from the Company’s transfer agent for all the Sale Shares registered in the name of the Purchaser or its nominee; and

(ii)	a certified copy of the shareholder’s list maintained by transfer agent reflecting the Purchaser as the owner of the Sale Shares.

5.4	In the event that the Sellers or the Purchaser shall fail to do anything required to be done by it/him under Clause 5.2 (the “Defaulting Party”), without prejudice to any other right or remedy available to the Sellers or the Purchaser (as the case may be), the Sellers (in case of default by the Purchaser) or the Purchaser (in case of default by the Sellers) may by notice to the Defaulting Party elect to:

(a)	upon mutual consent by the Sellers and the Purchaser, a further five (5) Business Days after the date fixed for Completion;

(b)	proceed to Completion so far as practicable but without prejudice to the Sellers’ or the Purchaser’s right (as the case may be) to the extent that the Defaulting Party shall not have complied with their obligations hereunder; or

(c)	terminate this Agreement without any liability on its part, except that termination shall be without prejudice to any then accrued rights and obligations of the Parties. For the avoidance of doubt, if the Sellers have delivered the Escrowed Documents in accordance with Clause 3.5, the Initial Escrow Amount and the Second Payment shall remain non-refundable notwithstanding such termination, except in the event of termination under Clause 15.1(b) or 15.1(c).

6.	POST-COMPLETION UNDERTAKINGS

6.1	Each of the Parties undertakes to the others that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange body, or to its respective officers or employees whose province it is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others or the Group which may be within or may come to its knowledge and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

6.2	No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the Parties or unless an announcement is required pursuant to the Applicable Law or the requirements of Nasdaq, SEC or any other regulatory body or authority (including the Securities Laws). Any announcement by any Parties hereto required to be made pursuant to any relevant law or regulation or the requirements of the relevant stock exchange or any other regulatory body or authority shall be issued only after such prior consultation with the other party as is reasonably practicable in the circumstances.

6.3	Following Completion, the Sellers shall, upon reasonable request and at the Purchaser’s cost and expense, provide such information or execute such documents as may be reasonably necessary to assist the Purchaser with the preparation and filing of a resale Registration Statement on Form F-1 with the SEC pursuant to the registration requirements under the Securities Act covering the Sale Shares, provided that the Sellers shall not be required to provide any indemnity, incur any material cost or liability, or make any representations or warranties other than as expressly set out in this Agreement.

6.4	For a period of 14 months following the Completion, the Sellers shall use their best efforts to cooperate with the Purchaser to cause the Company to timely file all reports required to be filed pursuant to Section 15 or 13 of the Exchange Act, including compliance with XBRL, provided that the Purchaser shall provide all necessary authorisations, approvals, corporate actions, and information reasonably requested by the Sellers to perform such cooperation.

7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

7.1	Each Seller hereby represents and warrants to the Purchaser (severally and not jointly) that the Recitals (to the extent relevant to the Group, Sale Shares and such Sellers), this Clause 7 and Schedules I and II are true, correct and complete in all material respects and not misleading in any material respect as at the date of this Agreement and as at the Completion Date.

7.2	Each Seller represents and warrants to the Purchaser (severally and not jointly) that:

(a)	such Seller is the sole legal and beneficial owner of the Sale Shares set opposite its name in Clause 2.1 and has full power and authority to sell and transfer such Sale Shares free from all Encumbrances;

(b)	such Seller has good and valid title to such Sale Shares;

(c)	no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the transfer, conversion, or issue of any of such Sale Shares under any option, agreement, or other arrangement (including conversion rights or rights of pre-emption);

(d)	the Sale Shares sold by such Seller are fully paid and non-assessable and are not subject to any option, warrant, pre-emption right, lien, charge, pledge, restriction or other Encumbrance (other than the resale restrictions disclosed in Clause 2.3 or otherwise disclosed in this Agreement); and

(e)	the execution and delivery of this Agreement by such Seller and the performance of its obligations hereunder will not result in any material breach of, or constitute a material default under, any agreement, order, law or obligation binding on such Seller or its Sale Shares.

7.3	If, at any time prior to Completion, it is discovered that any of the Sale Shares:

(a)	are not legally and beneficially owned by the relevant Seller; or

(b)	are subject to any Encumbrance in breach of Clause 7.2; then, subject to Clauses 2.2, 3.5 and 15.1, the Purchaser may:

(i)	terminate this Agreement, and the Initial Escrow Amount and Second Payment shall be refunded to the Purchaser without interest; and/or

(ii)	require the relevant Seller to indemnify the Purchaser for direct and reasonably foreseeable losses actually suffered provided that such indemnity shall not exceed the portion of the Purchase Price already received by the relevant Seller.

7.4	Each Seller acknowledges that the Purchaser is entering into this Agreement in reliance upon the Sellers’ Warranties.

7.5	Each of the Sellers’ Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

7.6	After the date of this Agreement:

(a)	if any Seller becomes aware that any warranty given as at the date of this Agreement is untrue, inaccurate or misleading in any material respect; or

(b)	if any Seller becomes aware of any matter or circumstances which has arisen and is reasonably likely to render the Sellers’ Warranties untrue, inaccurate or misleading in any material respect (as if such Sellers’ Warranties were repeated on Completion), such Seller shall as soon as reasonably practicable thereafter notify the Purchaser in writing.

7.7	The Sellers’ Warranties shall be deemed to be repeated as at Completion by reference to the facts and circumstances existing at that time.

7.8	Where any Sellers’ Warranty is qualified by the expression “to the Sellers’ reasonable knowledge, information and belief,” it shall be deemed to have been qualified by the knowledge of such Seller after having made reasonable due and careful inquiry with the directors of the Company and the Subsidiaries and any other person of whom it would be reasonable to make such inquiry. Such Sellers’ Warranty shall be qualified in the manner stated only to the extent that the relevant Seller can establish that, prior to giving the relevant Sellers’ Warranty, it has made such inquiry and has used its reasonable endeavours to ensure that all information given in, referred to, or reflected in, that Sellers’ Warranty is true and accurate.

7.9	The Purchaser shall have the right to Claim against the relevant Seller for breach of the Sellers’ Warranties after Completion, provided that the facts, matters or circumstances giving rise to such breach existed on or before the Completion Date.

7.10	The Purchaser shall not assign any representations, Sellers’ Warranties, undertakings, rights nor the right to make Claims under this Agreement to any person, save and except to any holding company or subsidiaries of the Purchaser, without the prior written consent of the Sellers.

7.11	Each Seller’s Warranties are qualified by reference to those matters Disclosed. The Sellers will not be liable to the Purchaser and the Group Companies in respect of the Sellers’ Warranties to the extent the relevant matters are Disclosed.

7.12	The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, on a timely basis. As of their respective dates, to the knowledge of the Sellers, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. To the knowledge of the Sellers, there are no unresolved comments of the SEC that are required to be disclosed in the SEC Reports. The Sellers have provided to the Purchaser copies of all correspondence with the SEC or any state regulatory authority. To the knowledge of the Sellers, none of the Company, the Sellers or any of their Affiliates is or has been subject to any investigation or proceeding with the SEC, Nasdaq or any state regulatory authority.

7.13	Neither such Seller nor any of its Affiliates nor to the knowledge of each Seller, any person acting on its behalf has conducted or will conduct any general solicitation (as that term is used in Rule 502 of Regulation D) or general advertising with respect to any of the Sale Shares, or made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Sale Shares under the Securities Act.

7.14	Save as Disclosed, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Company.

8.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8.1	The Purchaser represents and warrants to the Sellers that the Recitals (to the extent relevant to the Purchaser), this Clause 8, and each of the Purchaser’s Warranties as set out in Schedule III are true, correct and complete in all material respects and not misleading in any material respect as at the date hereof.

8.2	The Purchaser accepts and acknowledges that the Sellers are entering into this Agreement in reliance upon the Purchaser’s Warranties.

8.3	Each of the Purchaser’s Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any other Purchaser’s Warranty or any other term of this Agreement.

8.4	After the date of this Agreement:

(a)	if the Purchaser becomes aware that any Purchaser’s Warranty given as at the date of this Agreement is untrue, inaccurate or misleading in any material respect; or

(b)	if the Purchaser becomes aware of any matter or circumstances which has arisen which is reasonably likely to render any of the Purchaser’s Warranties untrue, inaccurate or misleading in any material respect (as if the Purchaser’s Warranties were repeated on Completion), the Purchaser shall as soon as reasonably practicable thereafter notify the Sellers in writing.

8.5	The Purchaser’s Warranties shall be deemed to be repeated as at the Completion by reference to the facts and circumstances existing at that time.

9.	COSTS AND STAMP DUTY

9.1	The Sellers and the Purchaser shall bear his/her/its own legal and professional fees, costs and expenses incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and all documents relating to or in connection with Completion.

9.2	All stamp duty payable (if any) in respect of the sale and purchase of the Sale Shares shall be borne equally by the Sellers on the one part and the Purchaser on the other part.

10.	INDEPENDENT LEGAL ADVICE

10.1	Each of the Parties hereby acknowledges that it/he has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

11.	GENERAL

11.1	This Agreement shall be binding on and shall enure to the benefit of each Party's successors and assigns, but no party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

11.2	Time shall be of the essence of this Agreement.

11.3	The failure to exercise, or any delay in exercising, a right or remedy provided by this Agreement or by any Applicable Laws shall not impair or constitute a waiver of such right or remedy or an impairment of or a waiver of any other right or remedy. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

11.4	This Agreement may be signed in any number of counterparts, each of which shall be binding on the Party who shall have executed it and which together shall constitute but one agreement.

11.5	This Agreement sets forth the entire agreement and understanding between the Parties in relation to the Company and the subject matter of this Agreement and supersedes all previous agreements, letters of intent, correspondence, understandings, agreements and undertakings (if any) between the Parties with respect to the subject matter hereof, whether written or oral.

11.6	All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

11.7	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the other provisions of this Agreement.

11.8	Except to the extent required by the relevant Applicable Laws, no Party shall (and shall procure that none of its directors, employees, independent contractors or subsidiaries shall) at any time disclose to any person (other than professional advisers who are subject to obligations of confidentiality) the terms of this Agreement or any trade secret or other confidential information relating to the Company or the Parties, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

11.9	The Sellers and Purchaser further assure that, at the request of and at the costs of the Purchaser, it shall (and shall procure any relevant third party to) do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and intent of this Agreement.

11.10	The Parties agree that this Agreement shall be deemed to have been severally and jointly drafted by them, unless otherwise expressly provided herein, and that the provisions of this Agreement therefore shall not be construed against a Party or Parties on the ground that such Party or Parties drafted or was more responsible for the drafting of any such provision(s). The Parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

11.11	This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto.

11.12	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.	NOTICES

12.1	Any notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, sent by prepaid registered post, or sent by email to the address or email address of the relevant Party set out below (or such other address or email address as the relevant Party may specify by notice in writing to the other Party):

(a)	If to Mr. Wong:

Address: Room A, 52/F, Residence Oasis, 15 Pui Shing Road, Hang Hau,

New Territories, Hong Kong

Email: [*]

Attention: Lap Sun Wong

(b)	If to Fame Overseas:

Address: Vistra Corporate Services Center, Wickhams Cay II, Road Town,

Tortola VG1110, British Virgin Islands

Email: [*]

Attention: Lap Sun Wong

(c)	If to Profit Seeker:

Address: Vistra Corporate Services Center, Wickhams Cay II, Road Town,

Tortola VG1110, British Virgin Islands

Email: [*]

Attention: Lap Sun Wong

(d)	If to HK Profit Fields:

Address: Building A7, Guangsha Road, Fuyong Town,

Bao'an District, Shenzhen City, Guangdong Province, China

Email: [*]

Attention: Daliang Yu

(e)	If to Pacific Health:

Address: 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town,

Tortola, British Virgin Islands

Email: [*]

Attention: Dongkun Jin

(f)	If to the Purchaser:

Address: Intershore Chambers, Road Town, Tortola, British Virgin Islands

Email: [*]

Attention: Liying Wang

12.2	Any notice, demand or other communication shall be deemed to have been served:

(a)	If delivered personally, at the time of delivery;

(b)	If sent by prepaid registered post, 48 hours after posting; or

(c)	If sent by email, at the time of transmission (provided that the sender does not receive an automated message indicating that the email has not been delivered).

13.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

14.	GOVERNING LAW AND JURISDICTION

14.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, and the Parties hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters arising in connection with this Agreement.

15.	TERMINATION

15.1	This Agreement may be terminated:

(a)	by the Sellers in accordance with Clauses 3.4, 3.6, or 5.4;

(b)	by the Purchaser in accordance with Clauses 2.2, 3.5, 5.4 or 7.3;

(c)	if any of the Conditions set out in Clause 4.1 have not been satisfied or waived by the Long Stop Date (or such later date as may be agreed in writing), unless otherwise expressly provided herein; provided that a Party shall not be entitled to terminate this Agreement pursuant to this Clause 15.1(c) if the failure of Completion to occur on or prior to such date has been caused by its own material breach of this Agreement. For the avoidance of doubt, any refunds or forfeitures upon termination shall remain governed by Clause 3; or

(d)	by mutual written agreement of all the Parties.

15.2	Upon termination of this Agreement:

(a)	any obligations of the Parties under this Agreement shall cease, except as expressly provided herein; and

(b)	any rights or obligations accrued prior to termination (including rights to claim for breach) shall survive.

15.3	Termination of this Agreement shall not affect any clause which is expressed or intended to survive termination, or any rights or remedies accrued up to the date of termination.

16.	INDEMNIFICATION

16.1	Indemnification by Sellers. Each Seller (severally and not jointly) shall indemnify and hold harmless the Purchaser and its Affiliates, representatives, and their respective successors and assigns from and against any and all direct and reasonably foreseeable damages, losses, liabilities, taxes, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”) arising out of or resulting directly from (a) any material breach by such Seller of its representations and warranties under this Agreement; or (b) any material breach by such Seller of its covenants or obligations expressly stated to survive Completion. The maximum aggregate liability of each Seller pursuant to this Clause 16.1 shall not exceed the portion of the Purchase Price actually received by such Seller.

16.2	Indemnification by Purchaser. Purchaser shall indemnify and hold harmless the Sellers and Sellers’ Affiliates, representatives and their respective successors and assigns from and against any and all Losses arising out of or resulting directly from (a) any material breach by the Purchaser of its representations and warranties under this Agreement; or (b) any material breach by the Purchaser of its covenants or obligations expressly stated to survive Completion. The maximum aggregate liability of the Purchaser pursuant to this Clause 16.2 shall not exceed the sum of the Purchase Price paid by the Purchaser.

16.3	Survival. No claim may be made or no proceeding may be instituted seeking indemnification pursuant to the Clause 16.1 or the Clause 16.2 unless written notice describing the Claim in reasonable detail (in light of the circumstances then known to the party seeking indemnification, the “Indemnified Party”) is delivered to the party against whom indemnity is sought (the “Indemnifying Party”) within the following periods: (i) in the case of any claim for breach of a representation or warranty, within fourteen (14) months after the Completion Date; (ii) in the case of any claim for non-performance or breach of a covenant or agreement, at any time in accordance with its terms (unless the relevant covenant expressly provides a shorter survival period). For the avoidance of doubt, if a notice of claim is delivered within the applicable time period, the relevant representation, warranty, covenant, or agreement shall survive until such claim is finally resolved.

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IN WITNESS WHEREOF the Parties have duly executed this Agreement the day and year first above written.

SELLERS

For and on behalf of Fame Overseas Supply Chain Limited		For and on behalf of HongKong Profit Fields Group Limited

/s/ Wong Lap Sun		/s/ Yu Daliang
Name:	Wong Lap Sun	Name :	Yu Daliang
Title:	Director	Title:	Director

For and on behalf of Profit Seeker Limited		For and on behalf of Pacific Health Century International Group Limited

/s/ Wong Lap Sun		/s/ Jin Dongkun
Name:	Wong Lap Sun	Name:	Jin Dongkun
Title:	Director	Title:	Director

Wong Lap Sun

/s/ Wong Lap Sun
Name:	Wong Lap Sun

PURCHASER

For and on behalf of TUTU Business Services Limited

/s/ Wang Liying
Name:	Wang Liying
Title:	Director

SCHEDULE I

Particulars of the Company

1.	Registered Office	:	4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1- 1002, Cayman ISlands

2.	Place of Incorporation	:	Cayman Islands

3.	Date of Incorporation	:	August 17, 2023

4.	Company Number	:	402778

5.	Director(s)	:	Wong Lap Sun Zhang Zhifang Chan Kam Leung Lai King Yin Zou Yue

6.	Authorised Share Capital	:	US$100,000 divided into 100,000,000 ordinary shares of par value of US$0.001 each

7.	Total number of Outstanding Shares	:	11,000,000 Ordinary Shares

8.	Subsidiaries	:	Joint Cross Boarder Logistics Company Limited V-Alliance Technology Supplies Limited

Schedule I-1

Part B

Particulars of the Subsidiaries

Name	:	Joint Cross Boarder Logistics Company Limited

Place of incorporation	:	Hong Kong

Date of incorporation	:	July 18, 2017

Authorised share capital	:	HK$2,000,000 divided into 2,000,000 ordinary shares of par value of HK$1.00 each

Issued share capital	:	2,000,000 Ordinary Shares

Shareholder(s)	:	Hong Kong Pharma Digital Technology Holdings Limited (100%)

Director(s)	:	Wong Lap Sun Zhang Zhifang

Registered office	:	Room B1, 5/F., Well Town Industrial Building, 13 Ko Fai Road, Yau Tong, Kowloon

Principal activity	:	Providing comprehensive supply chain solutions for pharmaceutical cross-border e-commerce

Schedule I-2

Name	:	V-Alliance Technology Supplies Limited

Place of incorporation	:	Hong Kong

Date of incorporation	:	September 1, 2016

Authorised share capital	:	HK$3,980,001 divided into 10,000,002 ordinary shares of par value of HK$0.398 each

Issued share capital	:	10,000,002 Ordinary Shares

Shareholder(s)	:	Hong Kong Pharma Digital Technology Holdings Limited (100%)

Director(s)	:	Wong Lap Sun

Registered office	:	Room B1, 5/F., Well Town Industrial Building, 13 Ko Fai Road, Yau Tong, Kowloon

Principal activity	:	OTC pharmaceutical cross-border procurement and distribution

Schedule I-3

SCHEDULE II

SELLERS’ WARRANTIES

The Purchaser acknowledges that HongKong Profit Fields Group Limited and Pacific Health Century International Group Limited (the “Minority Sellers”) are minority shareholders with no executive or managerial involvement in the Group. The Minority Sellers give only the warranties in paragraphs 1.1–2.4 and 3.1–3.3 (relating to title to shares and authority to enter into this Agreement). All other warranties in this Schedule II are given only by Mr. Wong, Fame Overseas Supply Chain Limited, and Profit Seeker International Group Limited.

1.	General

1.1	The information in this Agreement (including the Recitals and as set out in the Schedules), except those relating to the Purchaser, are true, complete and accurate in all material respects and not misleading in any material respect whether by omission or otherwise.

1.2	To each of the Sellers’ reasonable knowledge, information and belief, all information supplied or Disclosed by or on behalf of the Sellers, members of the Group and any directors of members of the Group to the Purchaser or the legal and other professional advisers to the Purchaser for the purpose of this Agreement is true and accurate in all material respects and not misleading in any material respect.

1.3	To each of the Sellers’ reasonable knowledge, information and belief, there is no information about any event or circumstance giving rise to a Material Adverse Effect that has not been Disclosed.

2.	Sale Shares

2.1	Each Seller is the sole legal, record and beneficial owner of the Sale Shares set opposite its name in Clause 2.1 and has full power and authority to sell and transfer such Sale Shares free from all Encumbrances, together with all rights attaching or accruing to such Sale Shares.

2.2	The Sale Shares are fully paid and non-assessable, and are not subject to any option, warrant, pre-emption right, lien, charge, pledge, restriction or other Encumbrance (other than the resale restrictions disclosed in Clause 2.3 or otherwise disclosed in this Agreement).

2.3	The Sale Shares will represent approximately 65% of the total issued and outstanding shares of the Company upon Completion.

2.4	Such Seller does not own any options, derivatives, warrants or securities which are convertible or exchangeable into any Shares, and has not entered into any agreement for the issue of such options, derivatives, warrants or securities which are convertible or exchangeable into any Shares.

Schedule II-1

3.	Authority and Capacity of Sellers

3.1	Each Seller has requisite right, power authority and capacity to enter into and perform this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement.

3.2	This Agreement, when executed, will constitute legal, valid, binding and enforceable obligations on the Sellers in accordance with its terms.

3.3	The execution and performance of this Agreement by each Seller will not violate or breach any Applicable Laws binding on or in relation to such Seller.

4.	The Group

4.1	All corporate or other documents, accounts, returns and resolutions required by all Applicable Laws to be filed or registered in respect of the Group with the relevant authorities have been duly filed or registered in all material respects.

4.2	The statutory books and minute books of the Group have been properly written up in all material respects.

4.3	Each of the Company and the Subsidiaries has (i) complied with its constitutional documents in all material respects, and (ii) obtained all material licences, consents and other permissions and regulatory or third party approvals required for the business activities and transactions of the Group.

4.4	There is no material violation of, or breach with respect to, any ordinance, statute, regulation, order, decree or judgement of any court or any government agency of any jurisdiction by the Group.

4.5	Information and belief, no events or omissions have occurred whereby the constitution, subsistence, registration or corporate status of the members of the Group has been or is reasonably likely to be materially and adversely affected.

5.	Liabilities and Accounting Records

5.1	Save for those relating to the ordinary course of business of the Group, there will be no outstanding guarantee, indemnity, surety, security or comfort (whether or not legally binding) given by the Group in respect of the obligations or liabilities of any third parties upon Completion.

Schedule II-2

5.2	The Group will upon Completion have sufficient assets to discharge its outstanding liabilities as at Completion which arise from events or activities occurring on or before the Completion Date (including without limitation Tax liabilities) in all material respects.

5.3	The accounting and other books and records of the Group are in its possession, up-to-date and have been properly written up, maintained and accurately present and reflect in accordance with generally accepted accounting principles and practices all the transactions entered into by each Group member or to which a Group member has been a party in all material respects.

6.	Taxation

6.1	The Group has within the requisite time limits duly made all material returns, given all notices, and supplied all other information required under all Applicable Laws to be supplied to any competent fiscal authority in Hong Kong and the United States.

6.2	Each of the Company and the Subsidiaries is not in and not subject to any material dispute with competent tax authorities in Hong Kong at the date hereof.

6.3	The Group has or will have paid or accounted for all material Taxation (if any) due to be paid or accounted for by it on or before the Completion Date.

7.	Litigation

7.1	The Group is not a party to any material proceedings and no material proceedings are threatened or pending either by or against the Group.

7.2	There are no facts or circumstances which are reasonably likely to result in any material proceedings being bought by or against the Group or against any person for whose acts or defaults the Group may be vicariously liable.

7.3	There are no material unfulfilled or unsatisfied judgments, court orders or tribunal or arbitral awards outstanding against the Group.

7.4	There are no investigations, disciplinary proceedings or other circumstances reasonably likely to lead to any material Claim or legal action, proceeding, suit, litigation, prosecution, official investigation, enquiry or arbitration.

8.	Contracts and Commitments

8.1	The Company or the Subsidiaries is not in material breach of any deed, agreement or undertaking to which it is a party.

8.2	No party with whom the Company or the Subsidiaries has entered into any material agreement or arrangement is in default thereunder.

Schedule II-3

8.3	The Group has not given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf that would have a Material Adverse Effect on the Group.

8.4	No offer, tender or the like which is capable of being converted into material obligation of the Group by an acceptance or other act of some other person is outstanding.

8.5	The Group has not lent any money or provided any credit or advance in the sum of more than 100% of the Purchase Price to any person as at the date of this Agreement.

9.	Solvency

9.1	No order has been made or petition presented or resolution passed for the winding up of the Group, nor has any distress, execution or other process been levied against the Group.

9.2	No steps have been taken for the appointment of an administrator or receiver of any part of the property, assets, undertakings or business of the Group.

9.3	None of the Company and the Subsidiaries is insolvent or unable to pay its debts as they fall due.

10.	Employees

10.1	The Group will not upon Completion be a party to and will not have any material agreement, arrangement or scheme, except those Disclosed and/or according to any Applicable Laws, and/or any transactions contemplated under this Agreement.

10.2	Each of the Company and the Subsidiaries has not breached any material statutory requirements in relation to employment of its staff.

10.3	No circumstances have arisen under which the Subsidiaries are required to pay, or is reasonably likely to be required to pay, material damages in relation to the dismissal of or to reinstate or re-engage any former employee upon Completion.

10.4	There are no share options or share incentive or similar schemes for any officers or employees of the Company or the Subsidiaries.

10.5	There is no term of employment for any employee or engagement of any consultant of the Company or the Subsidiaries which provides that a change of direct or indirect shareholding of the Company or the Subsidiaries as amounting to a breach of contract, entitling him to any material payment or benefit or entitling him to treat himself as dismissed or released from any obligation.

Schedule II-4

11.	Insurance

11.1	The Group has effected and maintains valid policies of insurance in an amount and to the extent that it is required to maintain under all applicable legislations and laws and necessary for the conduct of the business of the Group, including without limitation, insurance policies covering Claims arising from workplace safety in all material respects.

11.2	All material premiums due in respect of such policies of insurance have been paid.

11.3	There are no circumstances which would or is reasonably likely to entitle the Group to make a material Claim under any of the policies or which would or might be required under any of the policies to be notified to the insurers.

12.	Intellectual Property

12.1	The definition in this paragraph applies in this agreement:

Intellectual Property Rights: all intellectual property rights owned by the Group, including patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist as at the date of this Agreement in any part of the world.

12.2	The Company or the Subsidiary(ies) is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights free from all Encumbrances.

12.3	The Company or the Subsidiaries has not used any Intellectual Property Right in a manner that infringes the Intellectual Property Rights of any third party and there are no outstanding material claims against the Company or the Subsidiaries for such infringement.

12.4	The Company or the Subsidiaries does not require any other material Intellectual Property Rights other than those currently owned in order to carry on the business as it is conducted at the date of this Agreement.

12.5	The Intellectual Property Rights are valid, subsisting and enforceable and nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable in all material respect.

Schedule II-5

12.6	Nothing is due to be done the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company or the Subsidiaries which are registered or the subject of an application for registration.

12.7	There has been no material infringement by any third party of any of the Intellectual Property Rights, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company or the Subsidiaries.

13.	Properties

13.1	Each relevant Group Company has observed and performed in all material respects all material covenants, restrictions, stipulations and other Encumbrances under the leases entered into by such Group Company (the “Leases”).

13.2	In relation to the Leases, all material lease sums have been paid as and when they became due.

13.3	The transactions contemplated herein do not constitute a ground for termination of the Leases.

14.	Assets

14.1	The latest audited consolidated financial statements of the Group for the year ended 31 March 2024 show the true and accurate value of the net tangible asset value of the Group in all material respects and the Sellers are not aware of any event materially affecting the value.

14.2	The Group holds all its assets as the legal and beneficial owner thereof free from any Encumbrance on the Completion Date.

14.3	None of the assets, undertaking or goodwill of the Group is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and to each of the Sellers’ reasonable knowledge, information and belief, no person has claimed to be entitled to create such an Encumbrance.

14.4	The assets owned by the Group comprise all the assets necessary for the continuation of the business of the Group as it is carried on at the date of this Agreement.

15.	Licence, permit and authorization

15.1	The business of the Group in Hong Kong is in all in compliance with all material Applicable Laws in material respects.

Schedule II-6

15.2	The Group possesses all material certificates issued by, and has made all material declarations and filings with, the appropriate governmental or regulatory authorities that are necessary for its conduct of business. To each of the Sellers’ reasonable knowledge, information and belief, neither the Company nor any Subsidiary has received written notice of any proceeding relating to revocation or modification of any such material certificate or has any reason to believe that such certificate will not be renewed in the ordinary course, except where the failure to obtain any such renewal would not, individually or in the aggregate, have a Material Adverse Effect.

16.	Financial Matters

16.1	There has not been:

(a)	any material damage, destruction, or loss, whether covered by insurance or not, materially adversely affecting the properties, assets or business of the Group;

(b)	any material sale or transfer by the Company or the Subsidiaries of any material tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property;

(c)	any material transaction not in the ordinary course of business of the Group;

(d)	lapse of any material patent, utility models, design, trademark, trade name, service mark, copyright, or licence or any application with respect to the foregoing by the Group;

(e)	the making of any material loan, advance, indemnity or guarantee by the Group to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

(f)	an agreement to do any of the foregoing.

16.2	The accounting books and records of the Group have been maintained in accordance with the applicable accounting principles adopted in the jurisdictions where the Group’s business is conducted and comply with the relevant statutory provisions of such jurisdictions and have been properly written up and properly reflect all the material transactions to which the Group has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in the said books and records.

16.3	Save as in the ordinary course of business and/or any commitment in relation to this Agreement, the Group does not have any material capital commitment or is engaged in any scheme or project requiring the expenditure of capital of an aggregate amount more than 100% of the Purchase Price.

16.4	The Group does not have any material obligations or liabilities other than those which have arisen in the ordinary course of its business or by operation of law or Disclosed in the financial statements.

Schedule II-7

16.5	The Group has not as at the date hereof and will not, as at Completion, have outstanding any significant borrowing, indebtedness, mortgage, charge, debenture, guarantee or contingent obligation.

16.6	All material dividends or distributions declared, made or paid by the Company or the Subsidiaries have been declared, made or paid in accordance with its articles of association (or equivalent documents) and the applicable statutory provisions.

17.	Material adverse changes

17.1	Since 31 March 2024, there has been no material adverse change in the Group's financial position or trading position or its level of turnover or its turnover and, the Sellers are not aware of any event, fact or matter that has occurred or is reasonably likely to which would give rise to any such change.

18.	Miscellaneous

18.1	No material consents or approvals from third parties or government or regulatory authorities are required for the performance of the obligations under this Agreement that have not already been obtained as of the relevant Completion Date.

18.2	The performance of this Agreement will not cause or be a ground for termination for any material agreement (including without limitation banking facilities agreement, lease, supply contracts and licensing agreements) entered into by any of the Group Companies in its ordinary and usual course of business.

Schedule II-8

SCHEDULE III

PURCHASER’S WARRANTIES

1.	The Purchaser is a private company limited by shares and incorporated and validly existing under the laws of its place of incorporation.

2.	The Purchaser is not a “U.S. Person” as defined by Regulation S of the Securities Act and is not acquiring the Shares for the account or benefit of a U.S. Person.

3.	The Purchaser acknowledges that the Purchaser was not in the United States at the time the offer to purchase the Seller Shares was received from the Seller and that all substantive negotiations and communications between the Sellers and the Purchaser have occurred outside the United States.

4.	The Purchaser has full legal capacity and, if required, has obtained or will obtain prior to Completion, all authorisations or approvals under the laws of Hong Kong to enter into and exercise his rights and perform his obligations under this Agreement and other ancillary transaction documents, when executed, will constitute legal, valid, binding and enforceable obligations on the Purchaser in accordance with its terms.

5.	The Purchaser is acquiring the Sale Shares in an offshore transaction as defined in Regulation S. The offer and sale of the Sale Shares were not made to the Purchaser in the United States, and the Purchaser was outside the United States at the time the offer was made and at the time the Purchase Agreement was entered into.

6.	The Purchaser agrees that the Sale Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

7.	The Purchaser acknowledges and agrees that it will not engage in hedging transactions involving the Sale Shares unless in compliance with the Securities Act.

8.	The Purchaser agrees that it will not offer or sell the Sale Shares to any U.S. Person or in the United States during the applicable distribution compliance period (as defined in Regulation S), except pursuant to an effective registration statement or a valid exemption from the registration requirements under the Securities Act.

9.	The Purchaser acknowledges that the Sale Shares are “restricted securities” as defined under Rule 144 under the Securities Act and will remain subject to resale restrictions under U.S. securities laws.

10.	The Purchaser has taken all necessary action to enter into and perform this Agreement and to carry out the transactions contemplated hereby.

11.	The execution, delivery and performance of this Agreement by the Purchaser do not and will not result in:

(a)	any violation or breach of any provision of any applicable laws or regulations in Hong Kong;

(b)	a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(c)	a violation of any Applicable Laws or any order, judgement or decree of any court or governmental agency or agreement to which the Purchaser is party or by which the Purchaser is bound.

12.	The Purchaser has and will have sufficient funds to pay the Purchase Price in full and in the manner as provided in this Agreement.

13.	There is no litigation, arbitration or administrative proceedings pending or threatened against the Purchaser before any court, arbitral body or agency, which might reasonably be expected to have a Material Adverse Effect on its ability to perform his obligations under this Agreement.

Schedule III-1